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Exhibit 4.11

THE DISCRETIONARY INCENTIVE PLAN

Date adopted by the Board: 9 November 1999
Amended by the Routine Business Committee: 7 February 2007
and 21 January 2008
Amended by the Remuneration Committee: 26 August 2008

 THE DISCRETIONARY INCENTIVE PLAN

1.     DEFINITIONS AND INTERPRETATION

1.1
In this Plan, unless the context otherwise requires:

  "American Depositary Share" means an authorised depositary security representing for the time being four ordinary shares in the Company and being evidenced by an authorised depositary receipt issued by the Bank;

  "Allocation" means a conditional promise to transfer either ordinary shares in the Company or American Depositary Shares as determined by the Board for no payment upon the terms and restrictions set out in the Plan;

  "Allocated Shares" means the number of shares in the Company or American Depositary Shares subject to an Allocation;

  "Award" means an Allocation or Option as determined by the Board on the date of grant;

  "the Award Date" in relation to an Award means the date on which the Award was granted or such earlier date as the Board may on the date on which the Award was granted deem to be the date of grant;

  "the Bank" means The Bank of New York or such other bank as the Company may from time to time appoint to issue authorised depositary receipts;

  "the Board" means the board of directors of the Company or a committee appointed by such board of directors;

  "the Company" means Diageo plc (registered in England and Wales No. 23307);

  "the London Stock Exchange" means London Stock Exchange Limited plc;

  "the New York Stock Exchange" means The New York Stock Exchange, Inc;

  "Option" means a right to purchase either ordinary shares in the Company or American Depositary Shares as determined by the Board upon the terms and restrictions set out in the Plan;

  "Participant" means a person who holds an Award granted under the Plan;

  "Participating Company" means the Company or any Subsidiary;

  "the Plan" means the Discretionary Incentive Plan as herein set out but subject to any alterations or additions made under Rule 8 below;

  "Subsidiary" means a body corporate which is a subsidiary of the Company within the meaning of section 736 of the Companies Act l985;

  "the No. 1 Trust" means the Diageo Employee Benefit Trust established by deed dated 14 September 1998 between the Company and Mourant & Co. Trustees Limited;

  "the No. 2 Trust" means the Diageo No. 2 Employees' Benefit Trust established by deed dated 27th May 1999 between the Company and Hill Street Trustees Limited;

  "the No.3 Trust" means the Diageo No.3 Employees' Benefit Trust established by deed dated 10th November 1999 between Diageo Inc and Hill Street Trustees Limited;

  "US Participant" means a Participant who is resident in the United States of America at the date of the Award to that Participant.

1.2
Any reference in the Plan to any enactment includes a reference to that enactment as from time to time modified extended or re-enacted.

2.     GRANT OF AWARDS

2.1
Subject to sub-rules 2.2, 2.3, 2.4, 2.5 and 2.6 below and to Rule 3 below, the Board may grant an Award to any employee or director of a Participating Company (excluding any person who is a director of the Company) who is required to devote the whole or substantially the whole of his working time to the service of any Participating Company upon the terms set out in the Plan and upon such other terms as the Board may specify. Such other terms may include any personal performance or business performance targets set by the Board and notified to the Participant prior to the Award Date.

2.2
An Award may only be granted under the Plan:

2.2.1
within the period of 6 weeks beginning with the date on which the Plan is adopted by the Company or the dealing day next following the date on which the Company announces its results for any period, or at any other time when the circumstances are considered by the Board to be sufficiently exceptional to justify the grant thereof; and

2.2.2
within the period of 10 years beginning with the date on which the Plan is established

  PROVIDED that no option may be granted under the Plan during the "close period" as defined in the Model Code in the London Stock Exchange's "The Listing Rules".

2.3
In the case of Awards granted prior to 22 October 2003, before granting an Award, the Company shall have entered into an agreement with the trustees of the No.1 Trust, the trustees of the No.2 Trust or the trustees of the No.3 Trust whereby the trustees agree to satisfy any Awards granted under the Plan. The Company is not required to enter into such agreement (but may, in its absolute discretion, choose to do so) in relation to Awards granted on or after 22 October 2003.

2.4
There shall be no monetary consideration for the grant of any Award under the Plan, and accordingly any such Award shall be granted by deed.

2.5
The price payable by the Participant on the acquisition of shares pursuant to the exercise of an Option shall be in aggregate £1 (or in the case of American Depositary Shares $1), and, in the case of an Allocation, the Participant shall not have to pay anything to receive the Allocated Shares.

2.6
The grant of any Award under the Plan shall be subject to obtaining any approval or consent required under the provisions of the document "The Listing Rules" published by The London Stock Exchange, of The City Code on Take-overs and Mergers, of the listing rules of the New York Stock Exchange or of any regulation or enactment.

2.7
For the purposes of an Award made to a US Participant, such an Award shall consist of an Allocation in respect of American Depositary Shares.

2.8
Subject to Rule 4.4 below, an Award granted under the Plan to any person shall not be capable of being transferred by him and shall lapse forthwith if it is so transferred or if he is adjudged bankrupt.

3.     INDIVIDUAL LIMIT

3.1
The Board may from time to time set a limit on the number of shares and/or the value of shares that a Participant may acquire in pursuance of Awards granted to him under the Plan. In determining the value of shares that a Participant may acquire, the shares shall be valued by reference, in the case of ordinary shares in the Company, to the average of the middle-market quotation of shares (as derived from the London Stock Exchange Daily Official List) for the three dealing days immediately preceding the Award Date, and in the case of American Depositary Shares, to the average of the closing prices of the American Depositary Shares on the New York

  Stock Exchange for the three New York Stock Exchange trading days immediately preceding the Award Date.

3.2
No shares may be issued upon the exercise of an Option or upon transfer of Allocated Shares since a Participant may acquire only existing shares in the Company pursuant to an Award.

4.     PLAN LIMITS

4.1
Subject to sub-rules 4.2 to 4.4, the Company may transfer shares held as treasury shares to Participants when any Option is exercised or Allocated Shares transferred. No shares may be issued under the Plan.

4.2
No options shall be granted, or shares issued otherwise than pursuant to the exercise of an option, in any year which would, at the time of the grant or issue, cause the number of shares in the Company which shall have been or may be issued in pursuance of options granted in the period of 10 calendar years ending with that year, or shall have been issued in that period otherwise than in pursuance of options, under this Plan or under any other executive share scheme adopted by the Company to exceed such number as represents 5 per cent of the ordinary share capital of the Company in issue at that time.

4.3
No options shall be granted, or shares issued otherwise than pursuant to the exercise of an option, in any year which would, at the time of the grant or issue, cause the number of shares in the Company which shall have been or may be issued in pursuance of options granted in the period of 10 calendar years ending with that year, or been issued in that period otherwise than in pursuance of options, under this Plan or under any other employees' share scheme adopted by the Company to exceed such number as represents 10 per cent of the ordinary share capital of the Company in issue at that time.

4.4
Any treasury shares held by the Company which are transferred to Participants in satisfaction of Awards shall be treated as issued for the purposes of Rules 4.2 and 4.3 above.

5.     EXERCISE AND TRANSFER OF SHARES

5.1
The exercise of any Option granted under the Plan and transfer of Allocated Shares to a Participant shall be effected in such form and manner as the Board may from time to time prescribe.

5.2
Subject to sub-rules 5.4 and 5.5 below and to Rule 7 below, an Award granted under the Plan may not be exercised nor may Allocated Shares be transferred before the third anniversary of the Award Date, and the number of shares in respect of which an Option may be exercised at any time shall not, when added to the number of shares in respect of which the Option has previously been exercised:

5.2.1
where the Option is exercised prior to the fourth anniversary of the Award Date, exceed one-third of the number of shares originally subject to the Option or such larger number as the Board may determine on the Award Date; and

5.2.2
when the Option is exercised prior to the fifth anniversary of the Award Date, exceed two-thirds of the number of shares originally subject to the Option or such larger number as the Board may determine on the Award Date and in the case of Allocated Shares, not more than one third of the Allocated Shares (or such larger number as the Board may determine on the Award Date) may be transferred on or shortly after the third anniversary of the Award Date, not more than a further third of the Allocated Shares (or such other number as the Board may determine on the Award Date) may be transferred on or shortly after the fourth anniversary of the Award Date, and the final one third of the Allocated Shares (or such other number as the Board may determine on the Award Date) may not be transferred until the fifth anniversary of the Award Date

  Provided that where any adjustment has been made under sub-rule 8.2 below to the number of shares subject to the Option or the number of Allocated Shares, a corresponding adjustment shall be assumed for this purpose to have been made to the number of shares originally subject to the Option, the number of shares in respect of which the Option has been exercised and to the number of Allocated Shares which may be transferred.

5.3
If the Board specified other terms as mentioned in sub-rule 2.1 above ("the relevant condition"), an Option may not be exercised nor may Allocated Shares be transferred if the relevant condition is not satisfied, subject to sub-rule 5.4, 5.5(a), 5.5(b), 5.5(c), 5.5(d) and 7.4 below.

5.4
If any Participant dies before exercising an Option or before Allocated Shares are transferred to him and at a time when he is either a director or employee of a Participating Company or entitled to exercise the Award or have the Allocated Shares transferred to him by virtue of sub-rule 5.5 below, the Option may (and must, if at all) be exercised by his personal representatives within 12 months after the date of his death, and Allocated Shares shall be transferred to his personal representatives within 30 days following his death.

5.5
If any Participant ceases to be a director or employee of a Participating Company (otherwise than by reason of his death), the following provisions apply in relation to any Award granted to him under the Plan (unless the Board at any time decides otherwise):

(a)
if he so ceases by reason of injury or disability, the Option may (and subject to sub-rule 5.4 above must, if at all) be exercised within the period which shall expire 6 months after his so ceasing and Allocated Shares shall be transferred within 30 days following the date of cessation;

(b)
if he so ceases by reason of redundancy (within the meaning of the Employment Rights Act 1996) or by reason only that his office or employment is in a company which ceases to be a Participating Company, or relates to a business or part of a business which is transferred to a person who is not a Participating Company, the Option may (and subject to sub-rule 5.4 above must if at all) be exercised within the period which shall expire 6 months after his so ceasing, but if he so ceases before the third anniversary of the Award Date the Option may be exercised only in respect of the number of shares which he could have acquired on the third anniversary of the Award Date in accordance with sub-rule 5.2.1 above, and if he ceases on or after the third anniversary of the Award Date and before the fourth anniversary, the Option may be exercised only in respect of an aggregate of the number of shares which he could have acquired on the third anniversary of the Award Date and a time-apportioned proportion of the additional number of shares which he could have otherwise acquired on the fourth anniversary of the Award Date (based on the proportion of time he has spent in employment during the further year), and if he ceases on or after the fourth anniversary of the Award Date and before the fifth anniversary, the Option may be exercised only in respect of an aggregate of the number of shares which he could have otherwise acquired on the fourth anniversary of the Award Date and a time-apportioned proportion of the additional number of shares which he could have otherwise acquired on the fifth anniversary of the Award Date (based on the proportion of time he has spent in employment during the further year), and the number of Allocated Shares which may be transferred shall be calculated in the same way as the number of shares in respect of which an Option may be exercised and shall be transferred within 30 days following the date of cessation;

(c)
for Awards granted before 7 February 2007, if he so ceases by reason of retirement on reaching the age at which he is bound to retire in accordance with the terms of his contract of employment or by reason of early retirement with the consent of the Company, the Option may not be exercised and Allocated Shares may not be transferred;

  (d)
  if he so ceases for any other reason, the Award may not be exercised unless the Board shall so permit, in which event the Option may (and subject to sub-rule 5.4 above must, if at all) be exercised and Allocated Shares may be transferred to the extent permitted by the Board within such period as the Board may decide, provided that such Allocated Shares shall be transferred within 30 days following the date of cessation.

5.6
A Participant shall not be treated for the purposes of sub-rule 5.5 above as ceasing to be a director or employee of a Participating Company until such time as he is no longer a director or employee of any of the Participating Companies, and a female Participant who ceases to be such a director or employee by reason of pregnancy or confinement and who exercises her right to return to work under the Employment Rights Act 1996 before exercising an Award under the Plan shall be treated for those purposes as not having ceased to be such a director or employee.

5.7
Notwithstanding any other provision of the Plan, an Option may not be exercised after the expiration of the period of 10 years beginning with the date on which it is granted.

5.8
Subject to sub-rule 5.9 below, within 30 days after an Option has been exercised by any person or a person has become entitled to have Allocated Shares transferred to him, the Board shall procure the transfer to him (or his nominee) of the required number of shares, provided that:

(a)
the Board considers that the transfer thereof would be lawful in all relevant jurisdictions; and

(b)
in a case where a Participating Company is obliged to account for any tax (in any jurisdiction) for which the person in question is liable by virtue of the exercise of the Option or transfer of Allocated Shares and/or any social security contributions recoverable from the person in question (together, the "Tax Liability"), that person has either:

(i)
made a payment to the Participating Company of an amount equal to the Tax Liability; or

(ii)
entered into arrangements acceptable to that or another Participating Company to secure that such a payment is made (whether by authorising the sale of some or all of the shares on his behalf and the payment to the Participating Company of the relevant amount out of the proceeds of sale or otherwise).

5.9
The transfer of any shares under the Plan shall be subject to obtaining any such approval or consent as is mentioned in Rule 2.6 above.

5.10
Notwithstanding anything to the contrary contained herein, Allocated Shares may not be sold, transferred, encumbered, lodged or otherwise disposed of unless so disposed of in a transaction registered under the United States Securities Act of 1933 (the "Securities Act") or in a transaction in compliance with Rule 144 under the Securities Act or in a transaction exempt from registration under the Securities Act.

6.     CASH EQUIVALENT

6.1
Where an option granted under the Plan has been exercised by any person in respect of any number of shares, or where a person has become entitled to have any number of Allocated Shares transferred to him, and those shares have not yet been transferred to him in accordance with sub-rule 5.8 above, the Board may determine that, in substitution for his right to acquire such number of those shares as the Board may decide (but in full and final satisfaction of his said right), he shall be paid by way of additional emoluments a sum equal to the cash equivalent of that number of shares or, in the case of a US Participant, if he elects to defer receipt of the sum pursuant to his employer's deferred compensation plan or in accordance with rules established by the Board, an amount equal to such sum shall be credited to his account under his employer's deferred compensation plan.

6.2
For the purposes of this Rule:

6.2.1
the cash equivalent of any shares to be transferred pursuant to the exercise of an option is the amount by which, in the Board's opinion, the market value of those shares on the day last preceding the date on which the option was exercised (or, if at the relevant time shares of the same class as those shares were listed in The Stock Exchange Daily Official List, the middle-market quotation of shares of that class, as derived from that List, on the dealing day last preceding that date or, in the case of American Depositary Shares, the closing price of such shares on the New York Stock Exchange on the dealing day last preceding that date) exceeds the price at which those shares may be acquired by the exercise of the option;

6.2.2
the cash equivalent of any Allocated Shares to be transferred is the amount which, in the Board's opinion, is the market value of those shares on the day last preceding the date on which the person entitled to have such Allocated Shares transferred to him became so entitled (or, if at the relevant time shares of the same class as those shares were listed in The Stock Exchange Daily Official List, the middle-market quotation of shares of that class, as derived from that List, on the dealing day last preceding that date or, in the case of American Depositary Shares, the closing price of such shares on the New York Stock Exchange on the dealing day last preceding that date);

6.3
Subject to sub-rule 6.4 below, as soon as reasonably practicable after a determination has been made under sub-rule 6.1 above that a person shall be paid a sum in substitution for his right to acquire any number of shares:

6.3.1
the Company shall pay to him or procure the payment to him of that sum in cash; and

6.3.2
if he has already paid the Company for those shares, the Company shall return to him the amount so paid by him.

6.4
If the Board in its discretion so decides:

6.4.1
the whole or part of the sum payable under sub-rule 6.3.1 above shall, instead of being paid to the person in question in cash, be applied on his behalf in purchasing shares in the Company at a price equal to the market value (or, as the case may be, the middle-market quotation) by reference to which the cash equivalent is calculated, and

6.4.2
the Company shall procure the transfer to him (or his nominee) of the shares so purchased.

6.5
There shall be made from any payment under this Rule such deductions (on account of tax or similar liabilities) as may be required by law or as the Board may reasonably consider to be necessary or desirable.

7.     TAKEOVER, RECONSTRUCTION AND WINDING-UP

7.1
If any person obtains control of the Company (within the meaning of section 840 of the Income and Corporation Taxes Act 1988) as a result of making a general offer to acquire shares in the Company, or having obtained such control makes such an offer, the Board shall within 7 days of becoming aware thereof notify every Participant thereof and, subject to sub-rules 5.3, 5.4, 5.5 and 5.7 above, an Option may be exercised within one month (or such longer period as the Board may permit) of such notification and Allocated Shares shall be transferred as soon as reasonably practicable after notification.

7.2
For the purposes of sub-rule 7.1 above, a person shall be deemed to have obtained control of the Company if he and others acting in concert with him have together obtained control of it.

7.3
If any person becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of the Companies Act 1985, or if under section 425 of that Act the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, or if the Company passes a resolution for voluntary winding up, or if an order is made for the compulsory winding up of the Company, the Board shall forthwith notify every Participant thereof and any Award granted under the Plan may, subject to sub-rules 5.3, 5.4, 5.5 and 5.7 above, be exercised within one month of such notification, but to the extent that it is not exercised within that period shall (notwithstanding any other provision of the Plan) lapse on the expiration thereof and Allocated Shares shall be transferred as soon as reasonably practicable after such notification.

7.4
In relation to an Award which would but for sub-rule 5.3 above be exercisable (or would permit Allocated Shares to be transferred) by virtue of an event mentioned in sub-rule 7.1 or 7.3 above, the Board may, at its discretion and acting fairly and reasonably, treat the relevant condition as satisfied if, at the time of the event, the Board cannot determine whether the relevant condition is in fact satisfied.

7.5
For Awards granted after 26 August 2008, in the event that:

7.5.1
a new company (the "New Company") is expected to obtain control of the Company as a result of an offer referred to in Rule 7.1 or a compromise or arrangement referred to in Rule 7.3; and

7.5.2
at least 75% of the shares in the New Company are expected to be held by substantially the same persons who immediately before the obtaining of control of the Company were shareholders in the Company then the Board, with the consent of the New Company, may decide before the obtaining of such control that Allocated Shares shall not be transferred and Options shall not become exercisable but shall be automatically surrendered in consideration for the grant of a new Allocation or Option (respectively) which the Board determines is equivalent to the Allocation or Option it replaces except that it will be over shares in the Acquiring Company or some other company.

  The rules will apply to any new Award granted under this Rule 7.5 as if references to shares were references to shares over which the new Award is granted and references to the Company were references to the company whose shares are subject to the new Award.

8.     VARIATION OF CAPITAL

8.1
In the event of any increase or variation of the share capital of the Company (whenever effected) (including any change in the number of ordinary shares underlying an American Depositary Share) or in the event the Company makes a demerger by way of exempt distribution under section 213 of the Taxes Act 1988 or pays a special dividend or repurchases its share capital, the Board may make such adjustments as it considers appropriate under sub-rule 8.2 below.

8.2
An adjustment made under this sub-rule shall be to one or more of the following:

8.2.1
the number of shares in respect of which any Option may be exercised;

8.2.2
the number of American Depositary Shares in respect of which any Option may be exercised;

8.2.3
where any such Option has been exercised but no shares have been transferred pursuant to such exercise, the number of shares which may be so transferred and the price at which they may be purchased;

8.2.4
the number of Allocated Shares.

8.3
As soon as reasonably practicable after making any adjustment under sub-rule 8.2 above, the Board shall give notice in writing thereof to any Participant affected thereby.

9.     ALTERATIONS

9.1
Subject to sub-rule 9.2 below, the Board may at any time alter or add to all or any of the provisions of the Plan, or the terms of any Award granted under it, in any respect.

9.2
No alteration to the advantage of Participants shall be made under Rule 9.1 to any of Rules 2, 4.1 to 4.4 inclusive, 5.2 to 5.5 inclusive, 5.7, 7.1 to 7.4 inclusive, 8.1 and 8.2 without the prior approval by ordinary resolution of the members of the Company in general meeting.

9.3
Rule 9.2 shall not apply to:

9.3.1
any minor alteration to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any Group Member; or

9.3.2
any alteration solely relating to a special term.

9.4
No alteration or addition to the disadvantage of any Participant shall be made under sub-rule 9.1 above unless:

9.4.1
the Board shall have invited every such Participant to give an indication as to whether or not he approves the alteration or addition, and

9.4.2
the alteration or addition is approved by a majority of those Participants who have given such an indication.

9.5
As soon as reasonably practicable after making any alteration or addition under sub-rule 9.1 above, the Board shall give notice in writing thereof to any Participant affected thereby.

10.   MISCELLANEOUS

10.1
The rights and obligations of any individual under the terms of his office or employment with any Participating Company shall not be affected by his participation in the Plan or any right which he may have to participate therein, and an individual who participates therein shall waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any Award under the Plan as a result of such termination.

10.2
In the event of any dispute or disagreement as to the interpretation of the Plan, or as to any question or right arising from or related to the Plan, the decision of the Board shall be final and binding upon all persons.

10.3
The Company and any Subsidiary may provide money to the No. 1 Trust, the No. 2 Trust, the No. 3 Trust or any other person to enable them or him to acquire shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by section 153(4) of the Companies Act 1985 and, where applicable, section 154 of that Act.

10.4
Where an Award is granted under the Plan to a person who is not chargeable to tax under Case I of Schedule E in respect of the office or employment by virtue of which it is granted to him, the provisions of the Plan shall apply thereto subject to such alterations or additions as the Board shall before the grant thereof have determined having regard to any securities, exchange control or taxation laws or regulations or similar factors which may have application to him or to any Participating Company in relation to the option.

10.5
Any notice or other communication under or in connection with the Plan may be given by personal delivery or by sending the same by post, in the case of a company to its registered office marked for the attention of the Company Secretary, and in the case of an individual to his last known address, or, where he is a director or employee of a Participating Company, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment, and where a notice or other communication is given by first-class post, it shall be deemed to have been received 48 hours after it was put into the post properly addressed and stamped.

10.6
The rules of the Plan and the rights and obligations of any individual thereunder shall be governed by and construed in accordance with the law of England.

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  Exhibit 4.11
CONTENTS
THE DISCRETIONARY INCENTIVE PLAN